EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2024 Results

MARIETTA, Pa., July 25, 2024 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the second quarter and first half of 2024.

Significant Items for Second Quarter of 2024 (all comparisons to second quarter of 2023):

  Net income of $4.2 million, or 13 cents per diluted Class A share, compared to $2.0 million, or 6 cents per diluted Class A share
  Net premiums earned increased 8.3% to $234.3 million
  Net premiums written1 increased 9.1% to $247.2 million
  Combined ratio of 103.0%, compared to 104.7%
  Net income included after-tax net investment gains of $0.6 million, or 2 cents per diluted Class A share, compared to $2.0 million, or 6 cents per diluted Class A share
  Book value per share of $14.48 at June 30, 2024, compared to $14.68

Financial Summary

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	% Change		2024	2023	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$234,311	$216,260	8.3%		$462,06	$431,493	7.1%
Investment income, net	11,068	10,157	9.0		22,041	19,607	12.4
Net investment gains	737	2,504	-70.6		2,850	2,173	31.2
Total revenues	246,773	229,196	7.7		487,913	453,942	7.5
Net income	4,153	1,997	108.0		10,108	7,201	40.4
Non-GAAP operating income[1]	3,571	19	NM2		7,857	5,484	43.3
Annualized return on average equity	3.4%	1.6%	1.8	pts	4.2%	3.0%	1.2	pts

Per Share Data
Net income – Class A (diluted)	$0.13	$0.06	116.7%		$0.31	$0.22	40.9%
Net income – Class B	0.11	0.05	120.0		0.28	0.20	40.0
Non-GAAP operating income – Class A (diluted)	0.11	-	NM		0.24	0.17	41.2
Non-GAAP operating income – Class B	0.10	-	NM		0.22	0.15	46.7
Book value	14.48	14.68	-1.4		14.48	14.68	-1.4

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

“We continued to execute successfully on several important objectives during the second quarter of 2024 that we expect will further enhance our financial performance in future periods,” said Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc.

“During the quarter, we achieved net premiums written growth of 9.1%, reflecting ongoing strong renewal premium rate increases and policy retention. We are actively controlling personal lines new business writings given our strategy to emphasize commercial lines growth. We are executing on various strategic initiatives, including enhancing our small commercial underwriting capabilities, to achieve higher levels of new business within the commercial lines segment. While carefully pursuing profitable top-line growth, we are also actively managing our geographic risk concentrations. This ongoing initiative served us well in mitigating the weather-related loss impact to our results during a quarter marked by severe convective storm activity, including the highest number of tornadoes reported in the first half of the year since 2011.”

Mr. Burke concluded, “Our core loss ratio for the second quarter of 2024 remained constant relative to the prior-year period but improved sequentially by 3.7 percentage points from the first quarter of 2024 as net premiums earned reflected higher impact of recent premium rate increases. Despite peak impact during 2024 from expenses related to our systems modernization project, our expense ratio declined by 2.3 percentage points compared to the prior-year quarter due primarily to ongoing expense reduction initiatives. While we have more work to do, we are confident in our ability to execute our business strategies and create long-term value for our stockholders.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), two New England states (Maine and New Hampshire), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$134,489	$130,808	2.8%	$266,581	$263,995	1.0%
Personal lines	99,822	85,452	16.8	195,479	167,498	16.7
Total net premiums earned	$234,311	$216,260	8.3%	$462,060	$431,493	7.1%

Net Premiums Written
Commercial lines:
Automobile	$47,089	$45,249	4.1%	$100,603	$97,318	3.4%
Workers' compensation	27,591	27,743	-0.5	58,665	60,944	-3.7
Commercial multi-peril	55,870	46,823	19.3	113,373	102,673	10.4
Other	11,698	13,061	-10.4	25,101	28,274	-11.2
Total commercial lines	142,248	132,876	7.1	297,742	289,209	3.0
Personal lines:
Automobile	62,427	53,329	17.1	123,808	103,310	19.8
Homeowners	39,608	37,213	6.4	71,367	65,402	9.1
Other	2,906	3,094	-6.1	5,714	5,895	-3.1
Total personal lines	104,941	93,636	12.1	200,889	174,607	15.1
Total net premiums written	$247,189	$226,512	9.1%	$498,631	$463,816	7.5%

Net Premiums Written

The 9.1% increase in net premiums written for the second quarter of 2024 compared to the second quarter of 2023, as shown in the table above, represents the combination of 7.1% growth in commercial lines net premiums written and 12.1% growth in personal lines net premiums written. The $20.7 million increase in net premiums written for the second quarter of 2024 compared to the second quarter of 2023 included:

  Commercial Lines: $9.4 million increase that we attribute primarily to new business writings, strong premium retention, and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in states we are exiting or executing ongoing profit improvement initiatives as part of our state-specific strategies.
  Personal Lines: $11.3 million increase that we attribute primarily to a continuation of renewal premium rate increases and strong policy retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	55.0%	55.0%	56.8%	55.8%
Loss ratio - weather-related losses	10.6	9.1	7.7	7.8
Loss ratio - large fire losses	5.3	5.9	5.9	5.5
Loss ratio - net prior-year reserve development	-0.3	-0.1	-2.0	-2.0
Loss ratio	70.6	69.9	68.4	67.1
Expense ratio	31.9	34.2	33.8	35.3
Dividend ratio	0.5	0.6	0.5	0.6
Combined ratio	103.0%	104.7%	102.7%	103.0%

Statutory Combined Ratios
Commercial lines:
Automobile	93.5%	101.9%	96.6%	99.1%
Workers' compensation	117.0	95.7	114.2	91.0
Commercial multi-peril	110.6	111.8	106.7	113.3
Other	94.3	95.7	88.3	88.2
Total commercial lines	104.9	103.6	103.3	101.8
Personal lines:
Automobile	95.6	104.4	97.7	104.1
Homeowners	103.1	103.4	102.7	101.8
Other	104.7	105.9	94.8	77.4
Total personal lines	98.6	104.3	99.4	101.6
Total lines	102.2%	103.8%	101.7%	101.7%

Loss Ratio

For the second quarter of 2024, the loss ratio increased modestly to 70.6%, compared to 69.9% for the second quarter of 2023. For the commercial lines segment, the core loss ratio of 54.8% for the second quarter of 2024 increased modestly from 54.0% for the second quarter of 2023. For the personal lines segment, the core loss ratio of 55.3% for the second quarter of 2024 decreased from 56.5% for the second quarter of 2023, due largely to the favorable impact of premium rate increases on net earned premiums for that segment. Core loss ratios in both segments improved compared to the respective ratios for the first quarter of 2024.

Weather-related losses were $24.7 million, or 10.6 percentage points of the loss ratio, for the second quarter of 2024, compared to $19.7 million, or 9.1 percentage points of the loss ratio, for the second quarter of 2023. Weather-related loss activity for the second quarter of 2024 was significantly higher than our previous five-year average of $17.3 million, or 8.8 percentage points of the loss ratio, for second-quarter weather-related losses. Our insurance subsidiaries incurred $6.0 million in net losses from a catastrophic wind and hail loss event in May 2024.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2024 were $12.5 million, or 5.3 percentage points of the loss ratio. That amount was comparable to the large fire losses of $12.7 million, or 5.9 percentage points of the loss ratio, for the second quarter of 2023. We experienced slight decreases in both homeowners fire losses and commercial property fire losses compared to the prior-year quarter.

Modest net favorable development of reserves for losses incurred in prior accident years had virtually no impact for the second quarter of 2024 or 2023. Our insurance subsidiaries experienced favorable development primarily in the commercial automobile line of business, largely offset by adverse development in workers’ compensation that we primarily attribute to higher-than-anticipated case reserve development.

Expense Ratio

The expense ratio was 31.9% for the second quarter of 2024, compared to 34.2% for the second quarter of 2023. The decrease in the expense ratio primarily reflected impacts of various expense reduction initiatives, including agency incentive program revisions, commission schedule adjustments, targeted staffing reductions, and deferred replacement of open employment positions, among others. These reductions were offset partially by higher technology systems-related expenses that were primarily due to increased costs as we continue implementations with respect to our ongoing systems modernization project, a portion of which Donegal Mutual Insurance Company allocates to our insurance subsidiaries. We expect the impact from allocated costs from Donegal Mutual Insurance Company to our insurance subsidiaries related to the ongoing systems modernization project will peak at approximately 1.3 percentage points of the expense ratio for the full year of 2024 before beginning to subside gradually in subsequent years.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 96.3% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2024.

	June 30, 2024		December 31, 2023
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$183,978	13.7%	$176,991	13.3%
Obligations of states and political subdivisions	414,435	30.9	415,280	31.3
Corporate securities	403,540	30.0	399,640	30.1
Mortgage-backed securities	294,149	21.9	278,260	21.0
Allowance for expected credit losses	(1,354)	-0.1	(1,326)	-0.1
Total fixed maturities	1,294,748	96.4	1,268,845	95.6
Equity securities, at fair value	32,456	2.4	25,903	2.0
Short-term investments, at cost	16,571	1.2	32,306	2.4
Total investments	$1,343,775	100.0%	$1,327,054	100.0%

Average investment yield	3.3%		3.1%
Average tax-equivalent investment yield	3.4%		3.2%
Average fixed-maturity duration (years)	5.2		4.3

Net investment income of $11.1 million for the second quarter of 2024 increased 9.0% compared to $10.2 million for the second quarter of 2023. The increase in net investment income primarily reflected an increase in average investment yield relative to the prior-year second quarter.

Net investment gains of $0.7 million for the second quarter of 2024 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2024. Net investment gains of $2.5 million for the second quarter of 2023 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2023.

Our book value per share was $14.48 at June 30, 2024, compared to $14.39 at December 31, 2023, with the increase related to net income, offset partially by cash dividends declared as well as $2.0 million of after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during 2024 that decreased our book value by $0.05 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$234,311	$216,260	8.3%	$462,060	$431,493	7.1%
Change in net unearned premiums	12,878	10,252	25.6	36,571	32,323	13.1
Net premiums written	$247,189	$226,512	9.1%	$498,631	$463,816	7.5%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$4,153	$1,997	108.0%	$10,108	$7,201	40.4%
Investment gains (after tax)	(582)	(1,978)	-70.6	(2,251)	(1,717)	31.1
Non-GAAP operating income	$3,571	$19	NM	$7,857	$5,484	43.3%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.13	$0.06	116.7%	$0.31	$0.22	40.9%
Investment gains (after tax)	(0.02)	(0.06)	-66.7	(0.07)	(0.05)	40.0
Non-GAAP operating income – Class A	$0.11	$-	NM	$0.24	$0.17	41.2%

Net income – Class B	$0.11	$0.05	120.0%	$0.28	$0.20	40.0%
Investment gains (after tax)	(0.01)	(0.05)	-80.0	(0.06)	(0.05)	20.0
Non-GAAP operating income – Class B	$0.10	$-	NM	$0.22	$0.15	46.7%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On July 18, 2024, we declared a regular quarterly cash dividend of $0.1725 per share for our Class A common stock and $0.155 per share for our Class B common stock, which are payable on August 15, 2024 to stockholders of record as of the close of business on August 1, 2024.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, July 25, 2024, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2024	2023

Net premiums earned	$234,311	$216,260
Investment income, net of expenses	11,068	10,157
Net investment gains	737	2,504
Lease income	78	87
Installment payment fees	579	188
Total revenues	246,773	229,196

Net losses and loss expenses	165,360	151,235
Amortization of deferred acquisition costs	40,656	37,935
Other underwriting expenses	34,037	35,948
Policyholder dividends	1,187	1,346
Interest	155	155
Other expenses, net	365	324
Total expenses	241,760	226,943

Income before income tax expense	5,013	2,253
Income tax expense	860	256

Net income	$4,153	$1,997

Net income per common share:
Class A - basic and diluted	$0.13	$0.06
Class B - basic and diluted	$0.11	$0.05

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,844,811	27,382,442
Class A - diluted	27,844,903	27,489,338
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$247,189	$226,512

Book value per common share
at end of period	$14.48	$14.68

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2024	2023

Net premiums earned	$462,060	$431,493
Investment income, net of expenses	22,041	19,607
Net investment gains	2,850	2,173
Lease income	159	176
Installment payment fees	803	493
Total revenues	487,913	453,942

Net losses and loss expenses	316,257	289,341
Amortization of deferred acquisition costs	80,258	75,733
Other underwriting expenses	75,777	76,560
Policyholder dividends	2,241	2,689
Interest	309	308
Other expenses, net	810	761
Total expenses	475,652	445,392

Income before income tax expense	12,261	8,550
Income tax expense	2,153	1,349

Net income	$10,108	$7,201

Net income per common share:
Class A - basic and diluted	$0.31	$0.22
Class B - basic and diluted	$0.28	$0.20

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,828,062	27,287,717
Class A - diluted	27,845,608	27,427,848
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$498,631	$463,816

Book value per common share
at end of period	$14.48	$14.68

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$690,580	$679,497
Available for sale, at fair value	604,168	589,348
Equity securities, at fair value	32,456	25,903
Short-term investments, at cost	16,571	32,306
Total investments	1,343,775	1,327,054
Cash	24,226	23,792
Premiums receivable	203,814	179,592
Reinsurance receivable	440,858	441,431
Deferred policy acquisition costs	80,926	75,043
Prepaid reinsurance premiums	186,323	168,724
Other assets	55,331	50,658
Total assets	$2,335,253	$2,266,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,147,419	$1,126,157
Unearned premiums	653,579	599,411
Accrued expenses	3,511	3,947
Borrowings under lines of credit	35,000	35,000
Other liabilities	11,668	22,034
Total liabilities	1,851,177	1,786,549
Stockholders' equity:
Class A common stock	309	308
Class B common stock	56	56
Additional paid-in capital	337,773	335,694
Accumulated other comprehensive loss	(34,860)	(32,882)
Retained earnings	222,024	217,795
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	484,076	479,745
Total liabilities and stockholders' equity	$2,335,253	$2,266,294